Exhibit 99.3

On November 15, 2021, Kala Pharmaceuticals, Inc. (“Kala” or the “Company”) and its newly formed, direct wholly owned subsidiary, Ceres Merger Sub, Inc. (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Combangio, Inc. (“Combangio”) and Fortis Advisors LLC, solely in its capacity as Combangio Equityholder Representative in connection with the Merger Agreement, pursuant to which on November 15, 2021, the Merger Subsidiary merged with and into Combangio with Combangio surviving such merger and becoming a direct wholly owned subsidiary of the Company (the “Acquisition”). Combangio was a clinical-stage biotechnology company focused on developing regenerative biotherapeutics for severe ocular diseases based on mesenchymal stem cell secretomes, including, its lead product candidate, CMB-012 for the treatment of persistent corneal epithelial defects. Following the Acquisition, the Company refers to CMB-012 as KPI-012.

The unaudited pro forma consolidated financial information reflects transaction accounting adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“U.S. GAAP”) for the impacts of the Acquisition. The following unaudited pro forma condensed consolidated financial information was prepared using the cost accumulation and allocation model of accounting under U.S. GAAP and gives effect to the merger between the Merger Subsidiary and Combangio. For accounting purposes, the transaction was accounted for as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and FASB ASC 350, Intangibles—Goodwill and Other, as substantially all of the fair value of the gross assets acquired was concentrated in a single asset, KPI-012.

The following unaudited pro forma condensed consolidated financial statements are derived from Kala’s historical financial statements and Combangio’s historical financial statements, and the unaudited pro forma adjustments give effect to Kala’s acquisition of Combangio. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 gives effect to these transactions as if they had occurred on September 30, 2021.

The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed consolidated financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Kala acquired Combangio during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information. The pro forma adjustments included in the accompanying unaudited pro forma condensed consolidated financial information are based on currently available data and assumptions that the Company believes are reasonable.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 25, 2021 and the Company’s latest quarterly report on Form 10-Q filed with the SEC on November 15, 2021, and Combangio’s historical financial information included herein.

Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2021

(in thousands, except share and per share amounts)

	Historical
			Transaction Accounting Adjustments for Acquisition
	Kala as of September 30, 2021				Pro Forma Condensed Consolidated
		Combangio
		as of September 30, 2021 after Reclassifications (Note (a))		Notes
Assets
Current assets:
Cash and cash equivalents	$124,503	$214	$(5,000)	(a)	$119,717
Short-term investments	—	—	—		—
Accounts receivable, net	12,630	—	—		12,630
Inventory	7,708	—	—		7,708
Prepaid expenses and other current assets	4,245	30	—		4,275
Total current assets	149,086	244	(5,000)		144,330
Non-current assets:
Property and equipment, net	3,142	41	—		3,183
Long-term inventory	11,039	—	—		11,039
Right-of-use assets	27,339	—	54	(a)	27,393
Restricted cash and other long-term assets	3,208	90	307	(a)	3,605
Total assets	193,814	375	(4,639)		189,550
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	5,845	31	—		5,876
Accrued expenses and other current liabilities	19,465	32	12,165 900	(a) (b) (a)	32,562
Current portion of lease liabilities	1,885	—	33	(a)	1,918
Total current liabilities	27,195	63	13,098		40,356
Long-term liabilities:
Long-term lease liabilities	26,659	—	21	(a)	26,680
Other long-term liabilities	—	—	1,533 5,242	(a) (b) (a)	6,776
Long-term debt	78,491	—	—		78,491
Total long-term liabilities	105,150	—	6,796		111,946
Total liabilities	132,345	63	19,895		152,303
Commitments and Contingencies	—	—	—		—
Stockholders’ equity:
Series Seed convertible preferred stock	—	47	(47)	(c)	—
Series A convertible preferred stock	—	66	(66)	(c)	—
Common stock, $0.001 par value; 120,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 65,085,224 and 58,915,375 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	65	11	(11)	(c)	65
Additional paid-in capital	556,224	6,435	(6,435)	(c)	556,224
Accumulated other comprehensive income	—	—	—		—
Accumulated deficit	(494,820)	(6,248)	6,559 (24,534)	(c) (c)	(519,042)
Total stockholders’ equity	61,469	312	(24,534)		37,247
Total liabilities and stockholders' equity	$193,814	$375	$(4,639)		$189,550

Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2021

(in thousands, except share and per share amounts)

	Historical
			Transaction Accounting Adjustments for Acquisition
	Kala Pharmaceuticals For the Nine Months Ended September 30, 2021	Combangio			Pro Forma Condensed Consolidated
		For the Nine Months
		Ended September 30, 2021 after Reclassifications (Note (g))		Notes
Product revenues, net	$9,384	$—	$—		$9,384
Costs and expenses:
Cost of product revenues	2,679	—	—		2,679
Selling, general and administrative	81,034	582	—	(d)	81,616
Research and development	9,101	675	—		9,776
Total costs and expenses	92,814	1,257	—		94,071
Loss from operations	(83,430)	(1,257)	—		(84,687)
Other income (expense):
Interest and other income	92	1	—		93
Interest and other expense	(6,304)	(1)	—		(6,305)
(Loss) gain on extinguishment of debt	(5,395)	44	—		(5,351)
Total interest and other expense	(11,607)	44	—		(11,563)
Net loss	(95,037)	(1,213)	—	(f)	(96,250)
Net loss per share—basic and diluted	$(1.49)	$—	$—		$(1.35)
Weighted average shares outstanding—basic and diluted	63,766,052	—	7,788,637	(e)	71,554,689

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share amounts)

	Historical
	Kala For the Year Ended December 31, 2020		Transaction Accounting Adjustments for Acquisition
		Combangio			Pro Forma Condensed Consolidated
		For the Year Ended
		December 31, 2020 after Reclassifications (Note (g))		Notes
Product revenues, net	$6,362	$—	$—		$6,362
Costs and expenses:
Cost of product revenues	3,173	—	—		3,173
Selling, general and administrative	81,068	485	1,179	(d)	82,732
Research and development	18,352	1,104	23,043	(a)	42,499
Total costs and expenses	102,593	1,589	24,222		128,404
Loss from operations	(96,231)	(1,589)	(24,222)		(122,042)
Other income (expense):
Interest and other income	493	—	—		493
Interest and other expense	(8,589)	(1)	—		(8,590)
Total interest and other expense	(8,096)	(1)	—		(8,097)
Net loss	$(104,327)	$(1,590)	$(24,222)	(f)	$(130,139)
Net loss per share—basic and diluted	$(1.99)	—	$(2.16)
Weighted average shares outstanding—basic and diluted	52,377,526	—	7,788,637	(e)	60,166,163

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, and present the pro forma financial condition and results of operations of the Company, based upon the historical financial information, after giving effect to the Acquisition and related adjustments set forth in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 gives effect to these transactions as if they had occurred on September 30, 2021.

The pro forma adjustments were prepared on the condition that there is a reasonable basis for each adjustment in addition to being in management’s opinion, necessary to disclose a fair statement of the pro forma financial information.

The pro forma adjustments also include adjustments to align Combangio’s accounting policies to the Company’s accounting policies, specifically to account for its lease under ASC 842, Accounting for Leases, and reclasses to conform to Kala’s presentation. No other accounting policy alignment was identified.

Acquisition of Combangio

On November 15, 2021, Kala Pharmaceuticals, Inc. (“Kala” or the “Company”) and its newly formed, direct wholly owned subsidiary, Ceres Merger Sub, Inc. (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Combangio, Inc. (“Combangio”) and Fortis Advisors LLC, solely in its capacity as Combangio Equityholder Representative in connection with the Merger Agreement, pursuant to which on November 15, 2021, the Merger Subsidiary merged with and into Combangio with Combangio surviving such merger and becoming a direct wholly owned subsidiary of the Company (the “Acquisition”). Combangio was a clinical-stage biotechnology company focused on developing regenerative biotherapeutics for severe ocular diseases based on mesenchymal stem cell secretomes, including, its lead product candidate, CMB-012 for the treatment of persistent corneal epithelial defects. Following the Acquisition, the Company refers to CMB-012 as KPI-012.

For accounting purposes, the transaction was accounted for as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations and FASB ASC 350, Intangibles—Goodwill and Other, as substantially all of the fair value of the gross assets acquired was concentrated in a single asset, KPI-012.

In connection with the closing of the Acquisition on November 15, 2021, the Company made an upfront payment of an aggregate of $5.0 million in cash to former Combangio stockholders and other equityholders (the “Combangio Equityholders”), subject to customary adjustments, and agreed to issue an aggregate of 7,788,637 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to the Combangio Equityholders with an aggregate value of approximately $16.1 million, consisting of (i) an aggregate of 6,815,072 shares of Common Stock issued on January 3, 2022 and (ii) an aggregate of 973,565 shares of Common Stock that were held back by the Company and will be issuable subject to the terms of the Merger Agreement to the Combangio Equityholders on February 15, 2023, which is the escrow release date. The aggregate value of the Company’s Common Stock consideration was calculated using the closing price of the Company’s Common Stock on the Nasdaq Global Select Market on November 15, 2021, the date that the Company gained control over Combangio. The Common Stock consideration constituted approximately 11.9% of the Company’s Common Stock outstanding as of immediately prior to the closing of the Acquisition.

In addition, the Combangio Equityholders, are also entitled to receive from the Company contingent consideration (the “Contingent Consideration”) of up to $105.0 million contingent upon the achievement of specified development, regulatory and sales based milestones related to KPI-012 (the “Milestone Payments”), payable in a combination of cash and Common Stock, as well as tiered cash royalties at percentage rates in the mid-to-high single digits payable on annual net sales of any products whose active ingredient comprises one or more biological factors secreted by mesenchymal stem cells or their progenitors, including KPI-012 (“Product Candidate”) and a cash payment at a percentage rate in the high single digits of all income received by the Company or any of its affiliates from a product license granted by the Company to a third party to sell or otherwise commercialize the Product Candidate in countries where neither the Company nor its affiliates conduct sales of such Product Candidate.

As a result of the Acquisition, Kala acquired a license agreement originally entered into between Combangio and the Board of Trustees of the Leland Stanford Junior University in 2019. Under such license agreement, the Company acquired an exclusive license for specified patented technology.

Transaction costs incurred related to the Acquisition totaled $2.1 million, of which $0.9 million was incurred by Kala and $1.2 million was incurred by Combangio. Transaction costs incurred by Kala of $0.9 million, which were direct and incremental to the asset acquisition, were recognized as in-process research and development (“IPR&D”) expense and transaction costs incurred by Combangio of $1.2 million were recognized as selling, general and administrative expense.

In certain limited circumstances, shares of Common Stock, if any, issued as Milestone Payments, are subject to customary registration rights, and the Company has agreed to file a registration statement registering such shares of Common Stock within 30 days after specified events have occurred.

Transaction Accounting Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

a.	The purchase consideration was allocated to the assets acquired based on their relative fair values. As the asset acquired had not yet received regulatory approval and the asset use had no alternative future, the $23.0 million purchase price for Combangio’s intellectual property was expensed as IPR&D in the Company’s statement of operations on the consummation of the transaction. The $23.7 million total purchase price consists of the initial upfront cash payment of $3.8 million, transaction expenses of $0.9 million, initial Common Stock consideration of 7,788,637 shares with a fair value of $13.7 million based on Kala’s closing stock price on the closing date discounted for a lack of marketability as the shares were not freely tradeable at issuance and $5.2 million, which is the initial fair value of the Milestone Payments that will be or can be paid in shares of Common Stock, as these Milestone Payments meet the definition of a derivative under ASC 815, Derivatives and Hedging. An additional cash payment of $1.2 million was made for transaction expenses incurred by Combangio that were recognized as selling, general and administrative expenses. See note (d) for more details.

In addition, the potential Milestone Payments solely payable in cash upon specified sales milestones and the royalty payments based upon specified sales are not yet considered probable, and thus have not been accrued in the pro forma condensed consolidated balance sheet as of September 30, 2021.

The following table summarizes the total purchase consideration as of November 15, 2021 (in thousands):

Cash	$3,821
Transaction expenses	901
Equity (6,815,072 shares at $1.79 per share and 973,565 at $1.58 per share) (1)	13,698
Contingent consideration (2)	5,242
Total consideration	$23,662

___________________________

(1)	Equity consists of 6,815,072 shares of Common Stock issued on January 3, 2022 and 973,565 shares of Common Stock, which will not be issued until the escrow release date.
(2)

Contingent consideration consists of the fair value of certain milestone payments, which met the definition of a derivative under ASC 815, due to the settlement of those milestone payments being payable in a combination of cash and Common Stock. The total potential maximum payout for the contingent consideration is $105.0 million and is contingent upon the achievement of specified development, regulatory and sales-based milestones related to KPI-012. The total potential maximum payout for the Milestone Payments, which met the definition of a derivative under ASC 815, is $40.0 million and are contingent upon the achievement of specified development, regulatory and commercialization milestones.

.

The following is the preliminary allocation of the purchase consideration based on the relative fair value of assets acquired and the liabilities assumed by the Company in the Acquisition (in thousands):

Cash and cash equivalents	$214
Prepaid expense and other current assets	30
Property and equipment	41
Other assets (1)	144
Workforce (3)	307
In-Process Research and Development - Intellectual Property (4)	23,043
Liabilities (1) (2)	(117)
Total consideration	$23,662

________________________________________________

(1)

In connection with its purchase accounting for the Acquisition, Kala reflected the adoption of ASC 842 for Combangio as if Combangio had adopted ASC 842 on the November 15, 2021 acquisition date. As a result of this adoption, Kala recorded an operating lease right-of-use asset and operating lease liability of $54 thousand as of the acquisition date. The operating lease liability consists of a $33 thousand short term liability and $21 thousand long-term liability. There was no material impact to the amount and timing of quarterly expense recognition of lease costs, which had been recognized in accordance with ASC 840. Therefore, assuming an ASC 842 adoption date of January 1, 2020 for Combangio for pro forma purposes would not have a material impact on the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2021 or the year ended December 31, 2020, and as such, no ASC 842 pro forma adjustment is reflected.

(2)	Combangio had certain payroll related liabilities of $3 thousand that were reclassed to accrued expenses and other current liabilities to conform to Kala’s presentation.
(3)	The workforce was valued using replacement cost and the key assumptions utilized were recruiting costs and salary. The estimated useful life of the workforce is 5 years.
(4)

The IPR&D related to KPI-012 totaling $23.0 million was fair valued using an income approach, specifically a discounted cash flow method, adjusted for the probability of success. The projected cash flows used to estimate the fair value of the IPR&D reflect significant assumptions regarding the estimates a market participant would make in order to evaluate a drug development asset including estimates of potential cash flows to be generated by the project, estimates regarding timing of and the expected expenses to advance the clinical programs to commercialization, and estimates regarding timing of and expected amounts of certain cash flow adjustments, such as milestone payments and capital expenditures. The projected cash flows were then adjusted for the probabilities of success and then discounted to present value using an appropriate discount rate.

b.	Represents the commitment to issue 7,788,637 shares of Common Stock recorded at its initial fair value of $13.7 million on November 15, 2021, which was valued with the assistance of a third-party valuation firm. The fair value for the shares issued on January 3, 2022 of $12.2 million was recorded as accrued expenses and other current liabilities and the fair value for the shares to be issued after the escrow release date of February 15, 2023 of $1.5 million was recorded as long-term liability.

c.	Represents the elimination of the historical equity of Combangio, the allocation of the purchase price of $23.0 million to IPR&D expense and $1.2 million of transaction expenses that were recorded as selling, general and administrative expenses. In connection with the Acquisition, each share of Combangio’s preferred stock and common stock was converted into a right to receive such share’s pro rata portion of the closing cash and share consideration.

d.	Reflects an adjustment of approximately $1.2 million for the estimated transaction costs incurred by Combangio, such as adviser fees, legal and accounting expenses that were not incurred as of September 30, 2021. For the nine months ended September 30, 2021, there were $48 thousand of transaction expenses incurred by Kala that are not expected to be incurred in the twelve months after the consummation of the Acquisition.

e.	Represents the increase in the weighted average shares due to the issuance of 7,788,637 shares of common stock in connection with the Acquisition. Unaudited basic and diluted pro forma net loss per share is computed by dividing pro forma net loss by the pro forma weighted average number of Kala common stock outstanding after the closing of the Acquisition. The potential shares that could be issued in connection with specified milestones are not included in basic or diluted net loss per share as the contingencies have not been met as of the balance sheet date.

f.	Given Kala’s and Combangio’s history of net losses and valuation allowance, management assumed an annual effective income tax rate of 0%. Therefore, the pro forma adjustments to the pro forma condensed consolidated statements of operations resulted in no additional income tax adjustment.

g.	Combangio had regulatory and clinical expenses of $86 thousand and $179 thousand for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, that were reclassed to research and development expense to conform to Kala’s presentation.